December 10, 1996

                           AN IMPORTANT MESSAGE FROM:
                      THE WAYNE BANCORP, INC. COMMITTEE TO
                           PRESERVE SHAREHOLDER VALUE

                           TO: FELLOW SHAREHOLDERS OF
                               WAYNE BANCORP, INC.

                                      STOP!

     The Wayne Bancorp, Inc. Committee to Preserve Shareholder Value (the "Committee") urges you not to return the proxy card you will be receiving from the management of Wayne Bancorp, Inc. (the "Company").

     As of December 2, 1996, the Members of the Committee collectively owned approximately 9.05% of the outstanding Common Stock of the Company.

     Do not vote to approve the Stock Programs (Programs), or the Stock Option Plans (Options) until you have had an opportunity to consider the information contained in the Committee's proxy statement, which will be mailed as soon as practicable, and will detail the cost of the Programs and Options and quantify the extent same will dilute the value of your shares.

          HOW WOULD YOU LIKE TO EARN $785,000 FOR 2 1/2 MONTHS OF WORK?
          -------------------------------------------------------------

     On or about September 6, 1996, Mr. Vanderberg, resigned as President and Chief Executive Officer of the Company. The information the Company sent to shareholders claimed Mr. Vanderberg resigned 2 1/2 months after the Company went public because of a temporary treatable medical condition. The Company, then owned by us shareholders, paid Mr. Vanderberg approximately $785,000. This represents a payment of approximately $15,700 per work day to a person who was no longer to be of any service to the Company. This payment cost each shareholder approximately $ .35 per share. Was this generosity prudent? Did this payment enhance the value of our shares, or even do anything to preserve the value of the shares?

            MANAGEMENT AND THE DIRECTORS ARE NOW SEEKING PERFORMANCE
                    AWARDS FOR THEMSELVES BEFORE THEY PERFORM
                    -----------------------------------------

     Management and the Directors of the Company are seeking to be rewarded before they have proven that their performance warrants a reward.

     Based upon the disclosures on Pages 28 and 29 of the Offering Prospectus for the Company, dated May 13, 1996, The Company will be seeking approval:

          (i) to acquire approximately 89,255 shares at a cost to the Company (and us shareholders) of approximately $1,283,040(1), or issue approximately 89,255 authorized but unissued shares, which a majority of shares will presently be given without payment to certain officers and directors. The cost of giving away all these shares will result in a book value reduction of each share in the amount of $.58.

          (ii) to authorize the creation of approximately 223,138 option shares for future issuance which shares upon issuance will result in a dilution of the present shareholders ownership interests.

                           THE COMMITTEE'S POSITION ON
                         PERFORMANCE STOCK COMPENSATION
                         ------------------------------

     The Committee does not object to, and is in favor of, directors and officers receiving performance based stock compensation awards. However, the Committee objects to the awarding of Programs and Options shares (i.e., stock compensation awards) before positive performance is demonstrated. The Committee would

--------
(1) Based on the closing price of the Common Stock on December 2, 1996 of $14.375.

have endorsed the Programs and Options if the Company had agreed not to award any shares to anyone until a future date, at which time the shareholders could evaluate the performance of the directors and management and then vote on awards that are matched to the performance.

                         WHAT THE COMMITTEE IS SEEKING?
                         ------------------------------


     The Committee does not want any officer or director to receive any performance related stock award until the performance of the present directors and management can be evaluated. Simply stated:

         OUR INTENTION IS TO PRESERVE MONEY FOR ALL SHAREHOLDERS. IF THE COMPANY DOES NOT PERFORM, THE OFFICERS AND DIRECTORS SHOULD NOT RECEIVE REWARDS FOR BAD PERFORMANCE!

                                      LOOK!

     The Company became a public entity on June 27, 1996. For the quarter ended June 30, 1996 the Company's net income was $320,000 and the Company suffered a net loss for the period ending September 30, 1996 of $614,000.(2)

     Based upon this short time frame and the existence of a loss, all decisions concerning performance based stock awards should be postponed to a point in time when a positive track record has been established.

                   A SPECIAL MEETING IS AN UNNECESSARY EXPENSE
                   -------------------------------------------

     The cost of a special meeting comes directly out of the shareholders' pockets.

     The Company did not have to, and was not required to, call a Special Meeting to vote upon the Program and Options. Instead, the Company could have waited for the next Annual Meeting, which most likely would be held in May or June 1997 to seek these approvals. The shareholders would have had a longer time frame in which to evaluate management and the Board's performance and also would not have incurred the expense of a Special Meeting.

     Why the rush, and the attendant expense associated with this rush? Does Management hope the shareholders will rush to a judgment on this issue and vote to approve these improvident proposals?

                                     LISTEN!

     Listen to our message about what Management wants for themselves, which shall be detailed in our proxy statement. Our message is one that Management should be sending: Let's reserve shareholder value and not squander money!
                         -------

         STOP Don't vote Management's Proxy Card. You have approximately five weeks to vote.

         LOOK For our Proxy Material and our Gold Proxy Card and vote against the Programs and Options.

--------
(2) Net income for the Third Quarter was reduced by a non-recurring charge associated with the retirement of the Company former President and Chief Executive Officer and a one-time regulatory $1 million charge to replenish the Savings Association Insurance Fund.

         LISTEN To our program which we believe will preserve shareholder value and provide for a reasoned approach to rewarding management and Directors with stock awards after their performance can be evaluated.


                   THE COMMITTEE TO MAXIMIZE SHAREHOLDER VALUE
                                AND ITS NOMINEES
                                ----------------
                                                                       Number of Shares
                                                                       of Common Stock       Percent
                                                                         Beneficially          Of
                 Name                       Business Address                Owned             Class
                 ----                       ----------------                -----             -----

Seidman and Associates, L.L.C.              100 Misty Lane                   23,600            1.05
(SAL)                                       Parsippany, NJ 07054
Seidman and Associates II, L.L.C.           100 Misty Lane                   55,700            2.49
(SALII)                                     Parsippany, NJ 07054
Seidman Investment Partnership, L.P.        19 Veteri Place                  15,500             .69
(SIP)                                       Wayne, NJ 07470
Lawrence B. Seidman, Individually           100 Misty Lane                  130,450            5.84
(1)                                         Parsippany, NJ 07054
The Benchmark Company, Inc. (2)             750 Lexington Avenue             22,600            1.01
                                            New York, NY 10022
Benchmark Partners L.P. (3)                 750 Lexington Avenue             30,000            1.34
                                            New York, NY 10022
S/B International Fund, Ltd. (3)            750 Lexington Avenue              5,000               *
                                            New York, NY 10022
Richard Whitman, Individually (3)           750 Lexington Avenue              2,000               *
                                            New York, NY 10022
Lorraine Di Paolo, Individually (3)         750 Lexington Avenue              4,750               *
                                            New York, NY 10022

-----------------------
(1) Seidman owns 5,500 shares of common stock directly, but may be deemed to have sole voting power and dispositive power as to 130,450 shares beneficially owned by SAL, SALII and several clients.

(2) Whitman and Di Paolo respectively own 2,000 and 4,750 shares of Common Stock directly, but may be deemed to have shared voting power and shared dispositive power as to 52,600 shares beneficially owned by TBCI and Partner. Mr. Whitman has the power to vote and dispose of the shares owned by S/B International Fund, Ltd.

(3) Less than 1%.

                                I M P O R T A N T
                                - - - - - - - - -
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     If your shares are held in "Street Name" only your bank or broker can vote your shares, and only upon receipt of your specific instructions. Please contact the person responsible for your account and instruct them NOT to vote at this time.

     If you have any questions or need further assistance, please call Lawrence Seidman at (201) 560-1400 Ext. 108 or Richard Whitman collect at (212) 421-4080 or (800) 628-0048, or our proxy solicitor: Beacon Hill Partners, Inc., 90 Broad Street, New York, New York 10004 (800) 755-5001.

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